As filed with the Securities and Exchange Commission on August 18, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEDQUIST HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0676666
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9009 Carothers Parkway, Franklin, TN	37067
(Address of principal executive offices)	(zip code)

Stand-Alone MedQuist Holdings Inc. Restricted Stock
Award Agreements with New Employees
(Full title of the Plan)
Mark R. Sullivan, Esq.
General Counsel and Chief Compliance Officer
MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, TN 37067
Phone: (615) 798-4210
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Registration
to be Registered	Registered (1)	Share (2)	Price (2)	Fee
Common Stock, $0.10 par value per share	783,570 shares	$12.762	$9,999,920	$1,161

(1)	This Registration Statement covers 783,570 shares of common stock, par value $0.10 per share (the “Common Stock”) of MedQuist Holdings Inc., a Delaware corporation, that may be issuable to certain individuals under award agreements with such individuals as a material inducement of employment with the Company or one of its subsidiaries (“Award Agreements”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of shares of Common Stock that may be offered or issued pursuant to the Award Agreements as a result of future stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, was calculated using the actual price at which the shares will be issued pursuant to the Award Agreements.

EXPLANATORY NOTE
          On August 18, 2011, MedQuist Holdings Inc. (the “Company”), through wholly owned subsidiaries of the Company, completed the acquisition of Multimodal Technologies, Inc. (“Multimodal”) pursuant to the terms of an Agreement and Plan of Merger and Reorganization by and among the Company, two wholly-owned subsidiaries of the Company, Multimodal and Michael Finke, as representative of the security holders (the “Merger Agreement”). Pursuant to the Merger Agreement, up to 783,570 shares of the Company’s common stock (the “Inducement Shares”) may be delivered under award agreements entered into with certain employees of Multimodal (“Award Agreements”) as a material inducement of employment with the Company or one of its subsidiaries. This Registration Statement on Form S-8 (the “Registration Statement”) is filed with respect to the Inducement Shares as well as shares of the Company’s common stock that may be issued as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Award Agreements.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plans to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed by MedQuist Holdings Inc. with the SEC, are incorporated in this Registration Statement by reference:
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 16, 2011;

•	the Company’s Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on May 3, 2011;

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, filed on May 16, 2011 and August 16, 2011, respectively;

•	the Company’s Current Reports on Form 8-K, filed on March 7, 2011, March 17, 2011, April 6, 2011, June 24, 2011, July 12, 2011, August 15, 2011 and August 16, 2011; and

•	the Company’s Registration Statement on Form 8-A filed on February 1, 2011.
          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

          Notwithstanding the foregoing, information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
All securities to be offered are registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
     As permitted by the Delaware General Corporation Law, the Company’s bylaws include provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the Company to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.
     As permitted by the Delaware General Corporation Law, the Company’s bylaws provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the bylaws are not exclusive.
     The Company has also obtained officers’ and directors’ liability insurance that insures against liabilities that officers and directors of the Company and its controlled subsidiaries may incur as a result of their acts and omissions in such capacities. The policy has a covering limit of $25.0 million in each policy year.
     The Company also has agreements with each director and officer to provide indemnification to the extent permitted under Delaware law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed on March 16, 2011)

4.2	By-Laws (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K filed on March 16, 2011)

Exhibit No.	Description

4.3	Form of common stock certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 5 to the Registration Statement on Form S-1 of MedQuist Holdings Inc. filed on January 28, 2011)

4.4*	Form of MedQuist Holdings Inc. Restricted Stock Award Agreement to be entered into with Michael Finke, Detlef Koll and Jürgen Fritsch

4.5*	Form of MedQuist Holdings Inc. Restricted Stock Award Agreement to be entered into with those persons listed thereon

5.1*	Opinion of Pepper Hamilton LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24*	Power of Attorney (set forth on signature page hereto)

* - filed herewith
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on August 18, 2011.

MedQuist Holdings Inc.
By:	/s/ Mark R. Sullivan
	Name:	Mark R. Sullivan
	Title:	General Counsel and Chief Compliance Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of MedQuist Holdings Inc., hereby severally constitute and appoint Mark R. Sullivan and Anthony James, each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof..
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Roger L. Davenport Roger L. Davenport	Chairman and Chief Executive Officer	August 18, 2011
(Principal Executive Officer)

/s/ Anthony James Anthony James	Chief Financial Officer	August 18, 2011
(Principal Financial and Accounting Officers)

/s/ Robert Aquilina Robert Aquilina	Director	August 18, 2011

/s/ Frank Baker Frank Baker	Director	August 18, 2011

/s/ Peter Berger Peter Berger	Director	August 18, 2011

/s/ Merle L. Gilmore Merle L. Gilmore	Director	August 18, 2011

/s/ Jeffrey Hendren Jeffrey Hendren	Director	August 18, 2011

/s/ V. Raman Kumar V. Raman Kumar	Director	August 18, 2011

/s/ Kenneth John McLachlan Kenneth John McLachlan	Director	August 18, 2011

/s/ James Patrick Nolan James Patrick Nolan	Director	August 18, 2011

Exhibit Index

Exhibit No.	Description

4.4	Form of MedQuist Holdings Inc. Restricted Stock Award Agreement to be entered into with Michael Finke, Detlef Koll and Jürgen Fritsch

4.5	Form of MedQuist Holdings Inc. Restricted Stock Award Agreement to be entered into with those persons listed thereon

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of KPMG LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24	Power of Attorney (set forth on signature page hereto)